Exhibit 16



October 23, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

                           Successories, Inc.

We have read Item 4 of Successories, Inc.'s Form 8-K dated October 18, 1996 and are in agreement with the statements contained in paragraphs 4(a) through (e) and (g), therein.


Very truly yours,


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP




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